Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OMNIAMERICAN BANCORP, INC. ANNOUNCES
THIRD QUARTER 2012 EARNINGS

Fort Worth, Texas - October 26, 2012 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced financial results for the three and nine months ended September 30, 2012. The financial information contained herein at and for the three and nine months ended September 30, 2012 is unaudited.

Quarterly Highlights

•
OABC generated net income of $2.3 million in the third quarter of 2012. This is an increase of $1.3 million, or 130.0 percent, over its net income of $1.0 million for the third quarter of 2011. Basic and fully diluted earnings per share increased to $0.22 per share for the quarter ended September 30, 2012 from $0.10 per share for the quarter ended September 30, 2011. This is an increase of $0.12 per share, or 120.0 percent.

•
The primary contributors to the net income improvement for the third quarter of 2012 as compared to the third quarter of 2011 were an increase in noninterest income of $1.8 million and a decrease in noninterest expense of $602,000. The increase in noninterest income was primarily attributable to an increase of $762,000 in net gains on sales of securities available for sale, an increase of $561,000 in net gains on sales of loans, and a decrease of $322,000 in net losses on sales of repossessed assets. The decrease in noninterest expense resulted primarily from a decrease of $673,000 in net loss on write-down of other real estate owned. These improvements in net income were partially offset by an increase in income tax expense of $716,000 and a decrease in net interest income of $434,000.

•
OABC achieved solid loan growth of $44.5 million, or 6.5 percent, during the nine months ended September 30, 2012 as our focus on lending services and the addition of seasoned lenders to our staff enhanced our ability to produce high quality lending relationships.

•
Total assets for OABC decreased $54.6 million, or 4.1 percent, to $1.28 billion at September 30, 2012 from $1.34 billion at December 31, 2011, primarily due to a decrease of $129.6 million in securities classified as available for sale, partially offset by a $44.5 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $17.7 million increase in cash and cash equivalents, and a $10.9 million increase in bank-owned life insurance.

“OmniAmerican’s performance during the third quarter of 2012 is our strongest in recent history. These results clearly demonstrate that our financial strategy is working,” said Tim Carter, president and CEO of OmniAmerican Bank. “Prudent cost management initiatives have allowed us to focus capital resources on projects that are most impactful to the bank and our customers, such as the expansion and upgrade of our electronic services and ATM network. In addition, the seasoned lending staff we added earlier this year has substantially strengthened the bank’s lending relationships and increased our loan production.”

Financial Condition as of September 30, 2012 Compared with December 31, 2011

Total assets decreased $54.6 million, or 4.1 percent, to $1.28 billion at September 30, 2012 from $1.34 billion at December 31, 2011, primarily due to a $129.6 million decrease in securities available for sale, partially offset by a $44.5 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $17.7 million increase in cash and cash equivalents, and a $10.9 million increase in bank-owned life insurance.

Cash and cash equivalents increased $17.7 million, or 83.5 percent, to $38.9 million at September 30, 2012 from $21.2 million at December 31, 2011. The increase in cash and cash equivalents reflects $197.4 million in cash received from loan principal repayments, $99.4 million in proceeds from principal repayments and maturities of securities, $60.4 million in proceeds from the sales of securities available for sale, and $49.8 million in proceeds from the sales of loans in the nine months ended September 30, 2012, partially offset by $292.7 million in cash used to originate loans, $50.0 million in cash used to repay other secured borrowings, $32.1 million in cash used to purchase investment securities available for sale, and $10.0 million in cash used to purchase bank-owned life insurance.

Securities classified as available for sale decreased $129.6 million, or 24.5 percent, to $400.3 million at September 30, 2012 from $529.9 million at December 31, 2011. The decrease in securities classified as available for sale is primarily attributable to principal repayments and maturities of $99.4 million, sales of securities available for sale of $59.6 million, and amortization of the net premiums on investments of $3.4 million, partially offset by purchases of securities available for sale of $32.1 million during the nine months ended September 30, 2012.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $44.5 million, or 6.5 percent, to $728.0 million at September 30, 2012 from $683.5 million at December 31, 2011. The increase in loans included a $42.6 million increase in automobile loans and an $18.8 million increase in commercial business loans, partially offset by a $14.0 million decrease in one- to four-family residential real estate loans, a $3.9 million decrease in commercial real estate loans, and a $1.6 million decrease in home equity loans.

Bank-owned life insurance increased $10.9 million, or 51.9 percent, to $31.9 million at September 30, 2012 from $21.0 million at December 31, 2011, primarily due to the purchase of $10.0 million of life insurance policies on certain key employees during the nine months ended September 30, 2012.

Deposits decreased $3.0 million, or less than one percent, to $804.6 million at September 30, 2012 from $807.6 million at December 31, 2011. The decrease was primarily due to decreases in savings deposits of $63.4 million and certificates of deposit of $23.0 million, partially offset by increases in money market deposits of $75.0 million, noninterest-bearing demand deposits of $6.2 million, and interest-bearing demand deposits of $2.2 million. The changes in the balances of money market deposits, demand deposits, and savings deposits were primarily a result of the redesign of our transaction account products in the first quarter of 2012.

Federal Home Loan Bank advances decreased $10.0 million, or 3.8 percent, to $252.0 million at September 30, 2012 from $262.0 million at December 31, 2011. The decrease in Federal Home Loan Bank advances was attributable to scheduled maturities of $257.5 million, partially offset by advances of $247.5 million during the nine months ended September 30, 2012. Other secured borrowings decreased $50.0 million, or 86.2 percent, to $8.0 million at September 30, 2012 from $58.0 million at December 31, 2011, due to the maturity and repayment of $50.0 million of repurchase agreements during the nine months ended September 30, 2012.

Stockholders’ equity increased $5.8 million, or 2.9 percent, to $204.8 million at September 30, 2012 from $199.0 million at December 31, 2011. The increase in stockholders’ equity was primarily due to net income of $4.5 million for the nine months ended September 30, 2012, share-based compensation expense of $955,000, ESOP compensation expense of $573,000, and an increase of $401,000 in accumulated other comprehensive income to $6.3 million at September 30, 2012 from $5.8 million at December 31, 2011. These increases were partially offset by a decrease due to the purchase of 42,500 shares of our common stock at a cost of $893,000 during the nine months ended September 30, 2012.

Asset Quality as of September 30, 2012 Compared with December 31, 2011

Non-performing assets decreased $2.2 million, or 13.3 percent, to $14.3 million, or 1.11 percent of total assets, as of September 30, 2012, from $16.5 million, or 1.24 percent of total assets, as of December 31, 2011, primarily due to decreases of $1.3 million in loans on nonaccrual status and $1.1 million in other real estate owned. The decrease in other real estate owned resulted primarily from sales of other real estate owned properties totaling $2.1 million and write-downs of other real estate owned properties to the current fair values less costs to sell totaling $773,000, partially offset by loans reclassified to other real estate owned totaling $1.7 million during the nine months ended September 30, 2012.

Operating Results for the Three Months Ended September 30, 2012 Compared with the Three Months Ended September 30, 2011

Net income increased $1.3 million, or 130.0 percent, to $2.3 million, or $0.22 per share, for the quarter ended September 30, 2012 from $1.0 million, or $0.10 per share, for the quarter ended September 30, 2011.

Net interest income decreased by $434,000, or 4.2 percent, to $10.0 million for the quarter ended September 30, 2012 from $10.4 million for the quarter ended September 30, 2011, primarily due to a decrease in the average yield on interest-earning assets, partially offset by a decrease in the average rate paid on interest-bearing liabilities. Total interest income decreased $1.2 million, or 8.8 percent, to $12.5 million for the three months ended September 30, 2012 from $13.7 million for the three months ended September 30, 2011, primarily due to a 34 basis point decrease in the average yield on interest-earning assets and a 1.1 percent decrease in the average balance of interest-earning assets. Total interest expense decreased $763,000, or 23.1 percent, to $2.5 million for the three months ended September 30, 2012 from $3.3 million for the three months ended September 30, 2011, primarily due to a 32 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 2.5 percent increase in the average balance of interest-bearing liabilities.

We recorded provisions for loan losses of $550,000 for both the third quarter of 2012 and the third quarter of 2011. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The allowance for loan losses to total loans receivable ratio decreased to 1.00 percent at September 30, 2012 from 1.26 percent at September 30, 2011. Net charge-offs decreased $305,000, to $394,000, or 0.21 percent of average loans outstanding, for the three months ended September 30, 2012 from $699,000, or 0.42 percent of average loans outstanding, for the three months ended September 30, 2011.

Noninterest income increased by $1.8 million, or 62.1 percent, to $4.7 million for the quarter ended September 30, 2012 from $2.9 million for the quarter ended September 30, 2011, primarily due to increases in gains on sales of securities available for sale of $762,000 and gains on sales of loans of $561,000, and a decrease in net losses on sales of repossessed assets of $322,000. The increase in gains on sales of investment securities is attributable to sales of $33.1 million of investment securities in the third quarter of 2012 to provide liquidity for the repayment of $50.0 million of the Company’s repurchase agreements which matured in July 2012. The increase in gains on sales of loans resulted primarily from increased sales of mortgage loans as the Company began selling a portion of its fixed-rate one- to four-family residential real estate loans with terms of 15 to 25 years during the third quarter of 2012. The decrease in net losses on sales of repossessed assets was due primarily to a $367,000 decrease in net losses on the sales of other real estate owned properties for the third quarter of 2012 compared to the third quarter of 2011.

Noninterest expense decreased by $602,000, or 5.3 percent, to $10.7 million for the quarter ended September 30, 2012 from $11.3 million for the quarter ended September 30, 2011, primarily due to a $673,000 decrease in net loss on the write-down of other real estate owned and a $206,000 decrease in depreciation of furniture, software, and equipment, partially offset by a $244,000 increase in salaries and benefits expense and a $240,000 increase in professional and outside services expense. The decrease in the net loss on the write-down of other real estate owned was primarily attributable to write-downs of properties to their current fair value less estimated costs to sell totaling $41,000 during the three months ended September 30, 2012 compared to a total of $714,000 in write-downs during the same period of 2011. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The increase in salaries and benefits expense was due primarily to higher expenses related to our equity incentive plan implemented in June 2011 and an increase in commissions expense reflecting an increase in sales of investment products. The increase in professional and outside services resulted primarily from an increase in expenses related to employee training and the equity incentive plan attributable to our outside directors.

Operating Results for the Nine Months Ended September 30, 2012 Compared with the Nine Months Ended September 30, 2011

Net income increased $1.7 million, or 60.7 percent, to $4.5 million, or $0.44 per share, for the nine months ended September 30, 2012 from $2.8 million, or $0.26 per share, for the nine months ended September 30, 2011.

Net interest income decreased by $953,000, or 3.1 percent, to $29.9 million for the nine months ended September 30, 2012 from $30.8 million for the nine months ended September 30, 2011, primarily due to a decrease in the average yield on interest-earning assets, partially offset by a decrease in the average rate paid on interest-bearing liabilities. Total interest income decreased $2.2 million, or 5.4 percent, to $38.5 million for the nine months ended September 30, 2012 from $40.7 million for the nine months ended September 30, 2011, primarily due to a 49 basis point decrease in the average yield on interest-earning assets, partially offset by a 5.9 percent increase in the average balance of interest-earning assets. Total interest expense decreased $1.3 million, or 13.1 percent, to $8.6 million for the nine months ended September 30, 2012 from $9.9 million for the nine months ended September 30, 2011, primarily due to a 27 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 10.2 percent increase in the average balance of interest-bearing liabilities.

We recorded a provision for loan losses of $2.0 million for the nine months ended September 30, 2012 compared to a provision for loan losses of $1.6 million for the nine months ended September 30, 2011. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The increase in the provision for loan losses for the nine months ended September 30, 2012 is primarily due to a $553,000 increase in net charge-offs, to $2.5 million, or 0.47 percent of average loans outstanding, for the nine months ended September 30, 2012 from $2.0 million, or 0.40 percent of average loans outstanding, for the same period in 2011.

Noninterest income increased by $2.3 million, or 25.0 percent, to $11.5 million for the nine months ended September 30, 2012 from $9.2 million for the nine months ended September 30, 2011, primarily due to increases in gains on sales of loans of $1.2 million, gains on sales of securities available for sale of $849,000, and commission income of $465,000, partially offset by a decrease in service charges and other fees income of $506,000. The increase in gains on sales of loans resulted primarily from improvements in the pricing of one- to four-family residential real estate loans sold in the secondary market, our efforts to sell more of our one- to four-family residential real estate loans to reduce our exposure to interest rate risk, and the sale of a substandard commercial business loan in the nine months ended September 30, 2011 at a loss of $212,000. The increase in gains on sales of investment securities is attributable to sales of $59.6 million of securities available for sale in the nine months ended September 30, 2012 to provide liquidity for the repayment of $50.0 million of the Company’s repurchase agreements which matured in July 2012 and to fund loan growth. The increase in commission income resulted primarily from an increase in the sales of investment products. The decrease in service charges and other fees income was primarily attributable to a decrease in non-sufficient funds fee income, a decrease in debit card interchange income, and an increase in the impairment of the mortgage servicing rights asset.

Noninterest expense decreased by $1.9 million, or 5.5 percent, to $32.7 million for the nine months ended September 30, 2012 from $34.6 million for the nine months ended September 30, 2011, primarily due to a $1.5 million decrease in the net loss on the write-down of other real estate owned, an $815,000 decrease in depreciation of furniture, software, and equipment, and a $449,000 decrease in other operations expense, partially offset by a $769,000 increase in salaries and benefits expense and a $460,000 increase in professional and outside services expense. The decrease in the net loss on the write-down of other real estate owned was primarily attributable to write-downs of properties to their current fair value less estimated costs to sell totaling $773,000 during the nine months ended September 30, 2012 compared to a total of $2.2 million in write-downs during the same period of 2011. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The decrease in other operations expense was primarily attributable to our company-wide cost reduction efforts. The increase in salaries and benefits expense was due primarily to expenses related to our equity incentive plan implemented in June 2011, annual salary increases implemented at the beginning of 2012, and higher commissions expense reflecting an increase in sales of investment products. The increase in professional and outside services resulted primarily from an increase in expenses related to employee training and the equity incentive plan attributable to our outside directors.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.28 billion in assets at September 30, 2012 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions, and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation, and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the proposed Basel III capital rules.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$38,911	$21,158
Investments:
Securities available for sale at fair value	400,254	529,941
Other	15,407	13,465
Loans held for sale	7,645	2,418

Loans, net of deferred fees and discounts	735,317	691,399
Less allowance for loan losses	(7,312)	(7,908)
Loans, net	728,005	683,491
Premises and equipment, net	43,308	44,943
Bank-owned life insurance	31,870	21,016
Other real estate owned	5,603	6,683
Mortgage servicing rights	859	1,057
Deferred tax asset, net	957	2,238
Accrued interest receivable	3,435	4,003
Other assets	5,837	6,301
Total assets	$1,282,091	$1,336,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$39,542	$33,261
Interest-bearing	765,079	774,373
Total deposits	804,621	807,634

Federal Home Loan Bank advances	252,000	262,000
Other secured borrowings	8,000	58,000
Accrued expenses and other liabilities	12,671	10,056
Total liabilities	1,077,292	1,137,690

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,435,300 shares issued and outstanding at September 30, 2012 and 11,314,713 shares issued and outstanding at December 31, 2011	114	113
Additional paid-in capital	106,186	105,637
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,475)	(8,760)
Retained earnings	100,718	96,179
Accumulated other comprehensive income	6,256	5,855
Total stockholders’ equity	204,799	199,024
Total liabilities and stockholders’ equity	$1,282,091	$1,336,714

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$9,753	$9,806	$29,139	$29,696
Securities — taxable	2,742	3,886	9,331	10,974
Total interest income	12,495	13,692	38,470	40,670
Interest expense:
Deposits	1,530	1,755	4,781	5,603
Borrowed funds	981	1,519	3,831	4,256
Total interest expense	2,511	3,274	8,612	9,859
Net interest income	9,984	10,418	29,858	30,811
Provision for loan losses	550	550	1,950	1,550
Net interest income after provision for loan losses	9,434	9,868	27,908	29,261
Noninterest income:
Service charges and other fees	2,263	2,280	6,541	7,047
Net gains on sales of loans	941	380	1,761	563
Net gains on sales of securities available for sale	762	—	860	11
Net losses on disposition of premises and equipment	(1)	(1)	—	(6)
Net losses on sales of repossessed assets	(91)	(413)	(65)	(391)
Commissions	341	246	1,080	615
Increase in cash surrender value of bank-owned life insurance	317	242	854	718
Other income	172	159	497	658
Total noninterest income	4,704	2,893	11,528	9,215
Noninterest expense:
Salaries and benefits	6,059	5,815	18,226	17,457
Software and equipment maintenance	547	596	1,765	1,803
Depreciation of furniture, software, and equipment	432	638	1,321	2,136
FDIC insurance	211	190	635	863
Net loss on write-down of other real estate owned	41	714	773	2,226
Real estate owned expense	47	176	135	387
Service fees	116	125	353	374
Communications costs	267	230	806	694
Other operations expense	733	868	2,296	2,745
Occupancy	1,004	911	2,918	2,675
Professional and outside services	1,063	823	2,919	2,459
Loan servicing	44	94	205	311
Marketing	144	130	362	446
Total noninterest expense	10,708	11,310	32,714	34,576
Income before income tax expense	3,430	1,451	6,722	3,900
Income tax expense	1,134	418	2,183	1,131
Net income	$2,296	$1,033	$4,539	$2,769
Earnings per share:
Basic	$0.22	$0.10	$0.44	$0.26
Diluted	$0.22	$0.10	$0.44	$0.26

OmniAmerican Bancorp, Inc. and Subsidiary Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands, except per share data)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Share Data:
Total shares outstanding at period end	11,435,300	11,277,134	11,313,213	11,314,713	11,391,113
Weighted average shares outstanding — Basic	10,338,792	10,327,370	10,325,857	10,371,947	10,565,570
Weighted average shares outstanding — Diluted	10,420,382	10,388,720	10,352,824	10,382,600	10,569,908
Basic earnings per share	$0.22	$0.14	$0.08	$0.12	$0.10
Diluted earnings per share	$0.22	$0.14	$0.08	$0.12	$0.10
Book value per share	$17.91	$17.91	$17.73	$17.59	$17.74

Performance Ratios:
Return on average assets (1)	0.70%	0.42%	0.24%	0.37%	0.31%
Return on average equity (1)	4.50%	2.85%	1.60%	2.38%	2.04%
Noninterest expense to average total assets (1)	3.25%	3.27%	3.24%	3.13%	3.42%
Efficiency ratio (2)	72.90%	84.04%	80.84%	74.05%	84.97%

Selected Balance Sheet Data:
Equity to total assets	15.97%	15.02%	14.68%	14.89%	15.22%

Capital Ratios:
Total capital (to risk-weighted assets)	25.46%	24.35%	25.16%	24.86%	25.66%
Tier I capital (to risk-weighted assets)	24.49%	23.41%	24.13%	23.86%	24.81%
Tier I capital (to total assets)	15.20%	14.22%	13.91%	14.18%	14.24%

Asset Quality Ratios:
Non-performing assets to total assets	1.11%	1.17%	1.27%	1.24%	1.59%
Non-performing loans to total loans	1.14%	1.18%	1.43%	1.40%	1.73%
Allowance for loan losses to non-performing loans	87.45%	80.65%	75.50%	82.08%	72.91%
Allowance for loan losses to total loans	1.00%	0.95%	1.08%	1.15%	1.26%
Net charge-offs to average loans outstanding (1)	0.21%	0.31%	0.89%	1.32%	0.42%

(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Average Balances:
Loans	$751,068	$733,042	$704,648	$683,646	$668,004
Securities	439,636	507,390	522,257	511,169	539,886
Other interest-earning assets	20,226	16,662	22,335	20,560	16,627
Total interest-earning assets	$1,210,930	$1,257,094	$1,249,240	$1,215,375	$1,224,517
Deposits:
Interest-bearing demand	134,473	135,294	132,352	$103,366	$81,627
Savings and money market	332,969	337,317	323,221	320,970	320,681
Certificates of deposit	296,217	303,554	314,709	320,383	317,804
FHLB advances and other borrowings	293,700	330,438	323,319	292,943	311,640
Total interest-bearing liabilities	$1,057,359	$1,106,603	$1,093,601	$1,037,662	$1,031,752

Yields/Rates (1):
Loans	5.19%	5.30%	5.49%	5.78%	5.87%
Securities	2.47%	2.51%	2.57%	2.50%	2.86%
Other interest-earning assets	0.47%	0.60%	0.45%	0.53%	0.72%
Total interest earning assets	4.13%	4.11%	4.18%	4.32%	4.47%
Deposits:
Interest-bearing demand	0.09%	0.09%	0.09%	0.10%	0.12%
Savings and money market	0.19%	0.19%	0.23%	0.25%	0.24%
Certificates of deposit	1.82%	1.83%	1.85%	1.91%	1.94%
FHLB advances and other borrowings	1.34%	1.75%	1.74%	1.99%	1.95%
Total interest-bearing liabilities	0.95%	1.09%	1.13%	1.24%	1.27%

Other Data:
Interest rate spread (2)	3.18%	3.02%	3.05%	3.08%	3.20%
Net interest margin (3)	3.30%	3.15%	3.20%	3.26%	3.40%

(1) Annualized.
(2) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.